EXHIBIT 99.1

First Financial Holdings, Inc. Announces the Resignation of A. Thomas Hood and Appointment of R. Wayne Hall as President of First Federal and as a Director of First Financial

CHARLESTON, S.C., March 1, 2011 (GLOBE NEWSWIRE) -- First Financial Holdings, Inc. (Nasdaq:FFCH) ("First Financial" or the "Company"), the holding company for First Federal Savings and Loan Association of Charleston ("First Federal"), today announced that A. Thomas Hood stepped down as President of First Federal and resigned as a director of First Financial and First Federal for personal reasons. In keeping with its management succession plan, the Company named Mr. R. Wayne Hall, currently the President and Chief Executive Officer of First Financial and the Chief Executive Officer of First Federal, as President of First Federal. Mr. Hall was also elected by the First Financial Board of Directors to fill the vacancy created by Mr. Hood's resignation.

"On behalf of the Boards of Directors of First Financial and First Federal, I want to express our sincere appreciation to Tom for the visionary leadership and strategic direction that he provided First Financial and First Federal during his 36 years of dedicated service," stated Paula Harper Bethea, Chairman of the Boards. "Our Company has grown very successfully since 1975 when Tom joined our team. In the 1970s, we were a small savings and loan association offering a limited number of loan and deposit products in Charleston, South Carolina. Today, we are a premier financial services provider offering a wide range of banking, insurance and wealth management services and products. Our markets now include coastal South Carolina, as well as the upstate regions of South Carolina, and Burlington and Wilmington, North Carolina. Tom has been extremely instrumental in this growth and the management, staff and directors are very grateful for his contributions to our Company and we wish him well."

About First Financial

First Financial Holdings, Inc. ("First Financial") (Nasdaq:FFCH) is a premier financial services provider offering integrated financial solutions, including personal, business, wealth management, and insurance. First Financial serves individuals and businesses throughout coastal South Carolina, as well as the Florence, Columbia, and upstate regions of South Carolina and Burlington, and Wilmington, North Carolina. First Financial subsidiaries include: First Federal Savings and Loan Association of Charleston ("First Federal"); First Southeast Insurance Services, Inc., an insurance agency; Kimbrell Insurance Group, Inc., a managing general insurance agency; First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor; and First Southeast Investor Services, Inc., a registered broker-dealer. First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially as a result of various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com or contact Dorothy B. Wright, Senior Vice President-Investor Relations and Corporate Secretary, (843) 529-5931 or (843) 729-7005.

CONTACT: Dorothy B. Wright
         Senior Vice President-Investor Relations
         and Corporate Secretary
         (843) 529-5931 or (843) 729-7005
         dwright@firstfinancialholdings.com